Exhibit 99.1

CRISPR Therapeutics Announces Oral Presentation of New Clinical Data on Anti-CD70 Allogeneic CAR-T Therapy CTX130™ for Patients with T-cell Lymphoma at the Annual European Hematology Association (EHA) 2022 Hybrid Congress

ZUG, Switzerland and CAMBRIDGE, Mass. – May 12, 2022 -- (GLOBE NEWSWIRE) -- CRISPR Therapeutics (Nasdaq: CRSP), a biopharmaceutical company focused on creating transformative gene-based medicines for serious diseases, today announced that an abstract providing safety and efficacy data from the ongoing CTX130™ clinical trial for patients with T-cell lymphoma has been accepted for oral presentation at the Annual European Hematology Association (EHA) 2022 Hybrid Congress, taking place June 9 – 12, 2022, at the Messe Wien Exhibition and Congress Center in Vienna, Austria, and online. This will be the first clinical data presented from the CTX130 program.

Abstract #S262 entitled, “The COBALT-LYM Study of CTX130: A Phase 1 Dose Escalation Study of CD70-Targeted Allogeneic CRISPR-Cas9–Engineered CAR-T Cells in Patients with Relapsed/Refractory (R/R) T-cell Malignancies,” will be presented by Swaminathan P. Iyer, M.D., Professor, Department of Lymphoma/Myeloma, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, during the Gene Therapy and Cellular Immunotherapy – Clinical 2 session on Saturday, June 11, 2022, from 16:30 - 17:45 CEST/ 10:30 – 11:45 AM EST, in session room Hall Strauss 1-2.

The accepted abstract is now available online on the EHA website.

CTX130 is currently being investigated in two ongoing Phase 1 clinical trials for the treatment of relapsed or refractory renal cell carcinoma and various subtypes of lymphoma, respectively.

About CTX130

CTX130, a wholly-owned program of CRISPR Therapeutics, is a healthy donor-derived gene-edited allogeneic CAR-T investigational therapy targeting cluster of differentiation 70, or CD70, an antigen expressed on various solid tumors and hematologic malignancies. CTX130 is being developed for the treatment of both solid tumors, such as renal cell carcinoma, and T-cell and B-cell hematologic malignancies. CTX130 is being investigated in two ongoing independent Phase 1, single-arm, multi-center, open-label clinical trials that are designed to assess the safety and efficacy of several dose levels of CTX130 for the treatment of relapsed or refractory renal cell carcinoma and various subtypes of lymphoma, respectively.

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 platform. CRISPR/Cas9 is a revolutionary gene editing technology that allows for precise, directed changes to genomic DNA. CRISPR Therapeutics has established a portfolio of therapeutic programs across a broad range of disease areas including hemoglobinopathies, oncology, regenerative medicine and rare diseases. To accelerate and expand its efforts, CRISPR Therapeutics has established strategic collaborations with leading companies including Bayer, Vertex Pharmaceuticals and ViaCyte, Inc. CRISPR Therapeutics AG is headquartered in Zug, Switzerland, with its wholly-owned U.S. subsidiary, CRISPR Therapeutics, Inc., and R&D operations based in Cambridge, Massachusetts, and business offices in San Francisco, California and London, United Kingdom. For more information, please visit www.crisprtx.com.

CRISPR THERAPEUTICS® word mark and design logo and CTX130™ are trademarks and registered trademarks of CRISPR Therapeutics AG. All other trademarks and registered trademarks are the property of their respective owners.

CRISPR Therapeutics Forward-Looking Statement

This press release may contain a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, as well as statements regarding CRISPR Therapeutics’ expectations about any or all of the following: (i) the safety, efficacy and clinical progress of CRISPR Therapeutics’ various clinical programs, including expectations regarding the abstract that will be made available on the virtual platform and the clinical data that are being presented from the ongoing CTX130 clinical trial during the EHA Hybrid Congress and (ii) the therapeutic value, development, and commercial potential of CRISPR/Cas9 gene editing technologies and therapies. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. You are cautioned that forward-looking statements are inherently uncertain. Although CRISPR Therapeutics believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, existing and prospective investors are cautioned that forward-looking statements are inherently uncertain, are neither promises nor guarantees and not to place undue reliance on such statements, which speak only as of the date they are made. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: the potential for initial and preliminary data from any clinical trial and initial data from a limited number of patients not to be indicative of final or future trial results; the potential that CTX130 clinical trial results may not be favorable or may not support registration or further development; that future competitive or other market factors may adversely affect the commercial potential for CTX130; potential impacts due to the coronavirus pandemic, such as to the timing and progress of clinical trials; uncertainties regarding the intellectual property protection for CRISPR Therapeutics’ technology and intellectual property belonging to third parties; and those risks and uncertainties described under the heading “Risk Factors” in CRISPR Therapeutics’ most recent annual report on Form 10-K, quarterly report on Form 10-Q, and in any other subsequent filings made by CRISPR Therapeutics with the U.S. Securities and Exchange Commission, which are available on the SEC's website at www.sec.gov. CRISPR Therapeutics disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Investor Contact:

Susan Kim

+1-617-307-7503

susan.kim@crisprtx.com

Media Contact:

Rachel Eides

+1-617-315-4493

rachel.eides@crisprtx.com

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